EXHIBIT 99.1

Operator

Good day, ladies and gentlemen, and welcome to your second quarter 2009 Strategic Hotels and Resorts earnings conference call. My name is Tanya, and I will be your coordinator for today. (Operator Instructions) I would like to advise all parties that this conference is being recorded for replay purposes. I would now like to hand the conference over to Mr. Ryan Bowie. Go ahead, please.

Ryan Bowie - Strategic Hotels and Resorts - VP & Treasurer

Thank you, and good morning, everyone. Welcome to Strategic Hotels and Resorts second quarter 2009 earnings conference call. Our press release and supplementary financials were distributed yesterday. These are available on the Company’s website at StrategicHotels.com within the Investor Relations section. We’re also hosting a live webcast of the call which can be accessed in the same section of the site with a replay of this call available for one month.

Before we get under way I would like to say this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and industry with which the Company operates in, in addition to management’s own beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide varied of factors. For a list of factors please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to those directly comparable GAAP measures in accordance with Reg-G requirements.

I would like to introduce the members of the management team with us here today, Laurence Geller, President and Chief Executive Officer, and Jim Mead, Executive Vice President and Chief Financial Officer.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Thank you, Ryan, and good morning, everybody. Over the past several months we have been tracking positive demand trends and a continued strengthening in a variety of metrics we track which augers well for the future. However, the unusual nature of this downturn provides very few analogies that we can rely onto guide us. As a result, we continue to have limited visibility into the future, and it is clear we face a challenging economy and lodging environment as evidenced by our second quarter results which continue to be distressed by weak corporate and group demand.

Let me start by what we saw during the quarter. Strategic’s results were heavily influenced by a 30% fall off in group activity during the quarter. The impact of H1N1 virus which resulted in an EBITDA decline at our two Four Seasons in Mexico of $7 million or 83% from last year and a loss of rate as our operators increased the room nights booked through discounted transient channels by 48% as they attempted to fill in the gaps in group business. Consequently we reported a $0.03 loss in comparable FFO per share on $34 million in comparable EBITDA, a 55% decline from the second quarter of 2008.

The US portfolio is suffering from a sharp year-over-year decline in group meetings demand led by our Ritz-Carltons in Laguna Niguel and Half Moon Bay that unfortunately not only to continue to reflect the national drop in group demand but also the lagging effects of an undesirable and frankly unfair luxury taint caused by the government’s comments earlier this year. By the end of the second quarter group rates were off 12% to last year. In contrast, transient rates on average were down 27% with an increased emphasis on the usage of discounted transient channels and promotions which appear to have successfully helped induce demand throughout the industry.

We continue to work with the brands in an effort to ensure that these discounts provide adequate profits over the variable costs of delivering rooms. Despite multiple indications of expanding demand across many segments, we believe we are likely to see continued reaction to what now look likes some over aggressive and in our minds unnecessary competitive discounting for the remainder of the year with its impact lingering into 2010.

Both of our Four Seasons in Mexico were severely impacted by the negative publicity and business climate caused by the H1N1 virus and the results of the draconian Mexican government overreaction. RevPAR was off by 58% at the two properties for the quarter. However, Mexico City continues to be an important, vibrant financial business center of Latin America, and call volumes have now returned to levels prior to the H1N1 virus. We expect things to return to relative normalcy as the year progresses.

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Given the lead time from booking to arrival, we’ll have to wait to see the extent of the impact on Punta Mita as it continues into the high season which runs from November to April. Currently we’re estimating 80% occupancy over the Thanksgiving period although at rates that average $250 less than last year. In prior years we would ordinarily be fully booked for Thanksgiving by this time. For the Christmas period we’re presently fully booked at the hotel with 10-day minimums at rates 5% higher than last year for the hotel. Although the villa rentals where we share revenues with their individual owners remain yet to be fully filled.

Europe on the other hand held up substantially better than the US with our RevPAR declining only 10.8% on a constant dollar basis. This performance in particular highlights the relative competitive strengths of our specific Paris and London locations.

As we have done consistently for the past few quarters, let me give you a brief update on our progress against our stated strategic initiatives. In each quarter since the beginning of the recession, our US portfolio’s RevPAR results exceed the Smith Travel luxury averages, and in the second quarter did so by 160 basis points. These excellent results are in part due to our properties quality and physical positioning in the markets but also importantly our continued promotion of innovative marketing strategies with our branded operators. Our asset managers are having great success in working with the brands to aggressively develop and roll out cost effective marketing programs, in particular through email and internet. For example, we just introduced our new lifestyle website that will direct potential travelers to our hotels, regardless of brand, based on their desired experience.

In another recent example, and based on our internal research and urging, Four Seasons is marketing to customers through channels they have not previously utilized such as Travelzoo. We ran our 1234 promotion at Punta Mita that provided a $1,234 credit against hotel spending or roughly half of the typical non-room spend when a four-night minimum stay was booked for the summer at the rack rate. This 1234 promotion was a great success during its three-week run and has led to bookings which should generate $2 million of gross revenue and are estimated to yield approximately $900,000 of EBITDA through the end of the year.

A 25% decline in our average transient rates and a 20% decline in over room rates drove a 690 basis points gross operating profit margin loss in the US. From our perspective this was a commendable result considering that our earlier efforts of cost cutting benefited the comparable period last year. And importantly, that we have 10 percentage points less revenues in the higher margin room side than our publicly quoted peers.

Since implementation of our expense contingency plans in 2007, total North American operating expenses per occupied room have declined by 4%, a direct benefit of the ongoing vigilance in cost management exercised by our team. We’ve reduced 1,300 people totaling a 20% reduction in full time equivalents that contributed to a decline in total compensation by 14% despite increases in benefits costs that have outpaced inflation.

Compensation and benefits clearly have the most significant impact on the cost side of our business and we continue to achieve improvements in labor productivity. During the second quarter total wages and benefits declined 16% in comparison to last year and productivity increased with an 8% improvement in total hours worked per occupied room. Our operating systems were, in addition highly, successful in quickly and efficiently cutting costs at our Mexican hotels almost simultaneously with the onset of the H1N1 virus scare. Cuts during the quarter lowered our operating expenses by 40%. In Europe, margins declined only 230 basis points reflecting, in particular, the implementation of labor management systems at our Marriott hotels.

We’re on track to meet our objective in the reduction of corporate over head, and this quarter reported corporate expenses of — reduced corporate expenses of — corporate expenses of $5.5 million, a 28% reduction from last year. We continue to seek more aggressive measures to further reduce these costs.

As we discussed during our last quarter call, we are publicly marketing the Fairmont in Chicago. That process continues as does our efforts to negotiate sales of other properties which will generate meaningful liquidity to the Company. Asset sales remain extremely difficult to execute in this environment. However, they remain a high corporate priority and we are very focused on achieving one or more successful executions as clearly such transactions are a very efficient way of bolstering our liquidity.

Let me leave you with a few words on the future. This is unquestionably a difficult, volatile and complex economic and operating environment. However, we have now had three consecutive months of improvement in leading indicators and economists have reported there is a broad base of economic factors that could lead to near term growth albeit at perhaps a slower recovery pace than others — other times. We will continue to closely monitor these signals as we progress through the year.

We know that the historically there is a lagging relationship between GDP growth and hotel activity as a result of the lead time in booking groups meetings and related activities. That’s a customer segment that generates approximately half of our revenues in normal times. Plus, the corporate rate setting cycle for 2010 is coming up now while room rates at their current low levels. Although we’re increasingly optimistic that the decline bottomed out, visibility into the future nevertheless remains clouded. So, let me report on what we’re seeing right now as far as demand is concerned.

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Our group revenues based on definite group bookings for the remainder of 2009 are down 34% from the same time in 2008. This decrease is heavily influenced by a 44% reduction in our resorts, in particular our Ritz-Carltons and the Fairmont Scottsdale, and this is compared to our US urban hotels which are down 20%. Our 2010 revenues based on definite group bookings are down by 15%, but at 5% higher average rates than the same time last year.

To give you a sense what that means against prior peak levels, in aggregate group definite revenues were down about 14% compared with this time in 2007. In the second quarter the rate of occupancy declined lessened each month. Calls made to our reservation centers for transient reservations, although 28% below the same time last year, continue their weekly improvement which we have seen since the beginning of the year. In June for the first time this year current group production for future months in 2009 increased compared to the same time last year. And, our 90-day outlook for transient business continues to be positive.

In the past month our properties are reporting that inquiries and prospects for group bookings have increased as have conversions into definite business for 2009 and beyond. These important increases are showing continued growth as is our research demonstrating the willingness and desire to use lodging projects in general — and by the way we think the recent demand pattern in the — throughout the US has clearly demonstrated that.

Although we hesitate to draw too many conclusions at this stage, we can make some observations. First, the overall trend of group activity appears to be moving in tandem with the generally more positive economic indicators and expectations of higher GDP growth than previously forecasted. Second, the complexion of bookings suggests we may be through the worst in terms of a bias against high-end resorts which we deem to be an indication of future business confidence and a sign of the receding sensitivity to holding a meeting at a property with a high-end image. The recent bill entitled Protecting Resort Cities from Discrimination Act of 2009 introduced by Senate majority leader Harry Reid clearly demonstrates the recognition of the government’s unwitting damage to the meetings business in general and resorts in particular. And, finally, the increased velocity of group booking activity appears to be a continuing trend now rather than a blip.

I would like to briefly comment on the cost side. This downturn is different from other prior downturns in one remarkable way. Business at our hotels is no longer business as usual. After 9/11 our hotel operators efficiently slashed costs and cut services to protect hotel operations. However, we believe it was because of the relative speed of the V-shaped nature of the recovery that allowed costs to be generally reintroduced in direct proportion to growth. The end result was that margins never recovered to their peak that was achieved prior to 2001. As such, profits per room on an inflation adjusted basis in 2007 were 10% less than 2000.

The rigorous and empirically based processes we have gone through with our operators are significantly different this time around. We have heavily weighted cost cuts to those that were considered fixed. For example, Executive Committees that were seven or eight people are now five or six. Hourly productivity standards have been more stringently tightened. Basic standards in operating processes have been systemically changed, and we feel as much as 25% of the cost structure does not have to be reintroduced and should not be while we are asset managing our properties.

If we are able to achieve these targets, and we firmly believe we can, our margins could significantly outperform peak margins from prior cycles. So where as we’re working extremely hard to navigate this unusually difficult environment, we are increasingly convinced that demand will continue its growth pattern and that our segment of the lodging industry would experience improved performance in the coming quarters. This coupled with our productivity enhancements and minimal anticipated future supply in our markets of approximately 1% gives us good reason to be optimistic about our future.

Now let me turn the call over to Jim.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

Thank you, Laurence, and good morning, everyone. Laurence described the overall operating and market context of the quarter, so what I would like to do is turn to a couple of items additionally that we put in our earnings release.

First of all, our financial results for the quarter included a noncash charge related to capital programs and goodwill. During the quarter we continued a reassessment of all of our capital programs in the context of changed consumer preferences and our expectation of the timing of market recovery and determined we should write down $7.9 million in

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

costs. After this charge we will carry $5.4 million on our balance sheet in planning costs for certain entitlement processes in Chicago and California which we have determined to have a high probability of success, and which, when completed, would be enormously valuable. And capital improvement projects that we have determined to be either essential or which could when markets improve be executed over a short period of time and provide substantial cash returns. In addition, we did an interim evaluation on the carrying value of our properties and impaired goodwill by $41.9 million as was indicated by the continuing weakness in hotel operations. After this write off, we will have $80 million in goodwill remaining on our balance sheet.

Next we announced the joint venture on our H5 land development site neighboring our Four Seasons in Punta Mita, Mexico. With a changed marketplace and limitations on availability in financing we previous set a strategic objective to reduce our future land related funding obligations and to bring in an experienced developer and planner as a partner. This week we signed a partnership agreement with a Punta Mita master planner DINE that that originally sold us the 50-acre ocean front H5 land parcel. As a result, we will no longer have a final purchase price payment obligation of $17.5 million and will receive the first $12 million of distributions from the partnership and continue to have a 50% interest there after. Importantly, we will have no future obligations to fund development activities. We are pleased to have succeeded in our objective and to have DINE as our partner.

Finally turning to liquidity, as you have heard during the call, our Four Seasons hotels in Mexico are being impacted by the global recession in addition to the scare caused by the H1N1 virus. These hotels are two of the five hotels that underpin our corporate line of credit facility and the cash flow from these hotels is one determinant of availability under this $400 million line. Our credit covenant computations after the second quarter continue to support borrowing of $398 million, in other words, at the end of the second quarter we had approximately $140 million available under the line of credit. In addition, our fixed charge coverage as measured by our credit agreements is 1.4 times substantially in excess of the 0.9 times minimum coverage stipulated in the line of credit agreement.

Based upon our internal forecasts, we expect that availability under the line will decline during the remainder of the year in part because the markets have been declining and the credit facility metrics are on a trailing four quarter basis and also as a result of Mexican business disruption. If not so already, the H1N1 virus scare will pass. However, ramping up operations in a recessionary environment, particularly in Punta Mita where leisure travelers plan considerably in advance, provides uncertainty in the pace of recovery of our Mexican business. So we expect the Mexican results will have an impact on our borrowing capacity and will watch these properties and the line of credit metrics carefully as we progress through the year.

In closing I would like to remark that we are making substantial progress towards all of our goals. Our exceptional asset management team and the variety of systems that we are employing are resulting in terrific relative results. We have accomplished our early goal of substantially reducing our overhead costs and continue to rework and redesign our corporate organization to bring about more efficiency.

As I have just said, we have been successful in laying off land development risk and future funding requirements at H5 in an economically smart transaction and despite the temporary weakness in Mexico, our line of credit was amended to give us runway to build the additional liquidity we need to address future requirements. As a reminder, at the end of the second quarter we had a 1.4 times fixed charge coverage and $140 million of availability and no maturing debt on our balance sheet until late 2011. We additionally continue to benefit from supportive lending banks, great relationships based on respect from our brands and an outstanding team of professionals in the Company. Thank you and operator, let’s open it up for some questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question is from the line of Will Marks with JMP Securities.

Will Marks - JMP Securities - Analyst

Good morning, Jim, good morning, Laurence.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Good morning.

Will Marks - JMP Securities - Analyst

Looking ahead, I know you’re trying to help us with this, but maybe we can quantify it more. On fourth quarter we obviously have an easier comp. If we assume the current — today’s markets, roughly what do you think the RevPAR would be down in the fourth quarter? Can you give us any feeling for that?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No. We’re trying to avoid giving these forecasts. As you can see, the volatility is so high at the moment. I just don’t know. I really personally as you can tell — am fairly optimistic about growth occurring. It is the rate of growth I can’t forecast for the end of the year. That has — and the end of the year is mixed for social business as well, so it is a hard one for us.

Will Marks - JMP Securities - Analyst

Okay. Figured that would be response, but I figured I would ask.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No problem in trying.

Will Marks - JMP Securities - Analyst

Let me ask you a little more about — on asset sales, and how important are these asset sales to you I guess it is — you don’t necessarily have to sell them, but maybe you can talk about it a little more.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

There are two — there is asset sales that fit in with our long-term strategic objectives, and there are asset sales that can provide us liquidity by being substantially over the debt levels or over their pay down on the line of credit levels. There is no question that we have said and continue to say that we want incremental liquidity for both contingency purposes and just to be prudent. Because ultimately we would like to deleverage so we can restructure to take advantage of growth sometime in the future. But we know we have to deleverage to do that.

Asset sales are very important and are very efficient way of raising the liquidity. They’re probably the cheapest way in the market. And as we are seeing improvements in the overall economic environment with GDP forecasts this week being increased, so are we seeing increased interest in our type of asset sales. Remember the scale and size of our assets mean that we are not a commodity seller. We don’t have commodities like other assets, these are big ticket items, so it is a narrow universe. But the amount of interest that has been raised over the past weeks continues to grow and it makes us optimistic we can execute sooner or later against our stated plans and objectives.

Will Marks - JMP Securities - Analyst

Okay. Also somewhat related note, are there any assets where it is worth throwing in the towel where you can start giving it back to a bank?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

We obviously follow these very carefully. We know what nonrecourse means, and we’re not going to chase money down a hill. At the moment we do not — absent the one property in Europe, the Prague hotel where we have concerns for next year — we do not have any assets that mandate us thinking about that.

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

I am going to tell you, though, we think about it all the time, and do an evaluation literally as regularly as the circumstances change these days. We are not unaware of it. We have been following what our peers have been doing, and we’re monitoring this one. It is an appropriate question because it is part of our business plan.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

Will, let me remark also that our interest rates at the property level are very, very low, so we have very few properties where we have concerns over covering interest at the property level, so we’re not really funding losses on assets right now. At least in a material way.

Will Marks - JMP Securities - Analyst

Great. That’s really helpful. Just last question, any thoughts on the Hyatt IPO? I know that’s not necessarily a question appropriate for you, but, Laurence, you always have thoughts on various issues outside the Company.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Well, look, Hyatt is near and dear to me, and the Pritzkers, Tom, Nick and Penny are very close friends — it is a big and bold IPO. I only got through half of the 4,000 pages last night, and I wish them all the luck in the world. For them it makes sense.

What I will say, though, the underlying sentiments I would get is — to do it at this time means that they and their underwriters, which I think is Goldman, JPMorgan and Deutsche Bank must be as optimistic about the future as I am.

Will Marks - JMP Securities - Analyst

Great. Thank you very much.

Operator

Our next question comes from the line of David Loeb with Baird. You may proceed.

David Loeb - Robert W. Baird - Analyst

Hi. Jim, first one question. Are there any cross acceleration provisions in any of your covenants, debt preferred, et cetera?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

The property level debt that we have is all non-recourse, non-cross collateralized. The line of credit obviously has some constraints around the amount of non-recourse US debt we can walk away from as would be typical, but again you think about a line of credit lender, they typically don’t want you to chase a property downhill, and would prefer that you cut your losses if that were the case.

So the convertible debt that we have crosses basically to the line of credit. That’s basically the simple structure that we have.

David Loeb - Robert W. Baird - Analyst

I appreciate your candor about the credit facility availability. Can you give us any idea about where you think the trough availability might be in the next couple of quarters because it seems like you’ll have three more quarters of likely more difficult comparisons on those two Mexico hotels.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

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I think, look, I think that the comparisons, the numbers will decline, the availability in our line will decline some, but it is really very difficult to read the tea leaves. For example, yesterday we just heard we got a $700,000 property tax reduction at our Ritz-Carlton in Laguna Niguel which is one of our borrowing based assets. A couple of things like that which we’re working on make a world of difference in terms of the metrics of the credit agreement, so very difficult to answer your question with any kind of real accuracy.

David Loeb - Robert W. Baird - Analyst

As you put that all in the pot, are you thinking this is a couple of million dollars at worst or could it be tens of millions or more?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

I honestly can’t answer your question. I think that we just need some more time to watch the numbers and see how things go. As I said there is a tremendous number of things that can happen on the positive side, and I think we just need to give it a little more time to see how things go to really get a better read on whether or not there is any issue there.

David Loeb - Robert W. Baird - Analyst

Great. And one more just a follow on that. Laurence, any color on how Mexico is performing in July?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Mexico City is continuing to rebound actually slightly faster than I would have said last month. I am really pleased with the booking pace. As we mentioned we’re back to pre-H1N1 levels.

Punta Mita is very interesting. This is the astounding success in driving $2 million of incremental revenue which will give us about $900,000 of EBITDA indicates that there is a very strong desire now to return across the board into Mexico — price sensitive and value sensitive and is package oriented — but that’s the best news I have heard because it is not a systemic feeling not to go to Mexico. So the scare seems to have gone away and it is a pricing issue. I can deal with pricing. We’ll make profitable projects out of that.

I think Punta Mita — I am much more optimistic about it once we saw the success of the 1234 promotion which we dreamt up with Four Seasons and they boldly put it across Travelzoo. In three weeks that was unique. It told us a lot and has given us a lot of excitement about doing more of these pioneering and innovative projects.

David Loeb - Robert W. Baird - Analyst

Yes. Clearly a trade off on price but you’re creating more EBITDA from even — by selling the rooms at lower prices.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Again, the beauty of promotions is that I think I mentioned in my comments I think that there has been indiscriminant price lowering across the industry. I think we have been chasing down indiscriminate the lowest common denominators in the markets, and I think some of the brands have been indiscriminant by slashing across every segment of the 20 segments we price against.

So I think that is — but the one thing against promotion and package rather than just rate slashing, is that it is not difficult to build back up as demand comes to the rates because you haven’t cut the rates — so that’s sensible nature of what has happened this summer is that it is packaging. Demand comes back — if demand keeps coming back — it isn’t going to be in a V-shape we know. Thereby pricing will revert back quicker than it did in the 2001, 2003, 2004 period.

David Loeb - Robert W. Baird - Analyst

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

And are you concerned about the absence of corporate bookings for Punta Mita in Mexico City? Seems like Punta Mita in particular was a high-end corporate destination, and we’ve talked about that for a year, but what’s your thoughts on that?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Our meetings business really was very small tiny amount of Punta Mita. It actually filled in the shoulders. What we will do is we will package the shoulders with leisure if meetings doesn’t come back. Mexico City the booking patterns are reversing to normal, so I have no concerns about that pattern.

David Loeb - Robert W. Baird - Analyst

Great. Thank you very much.

Operator

Our next question comes from the line of Smedes Rose with KBW. You may proceed.

Smedes Rose - KBW - Analyst

Hi. Good morning. I just wanted to check two things. Besides the Fairmont Chicago do you actually have any assets that are formally listed with brokers or are you — more I guess going after one-off investors or special situations given the nature of your assets?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Smedes, I’ve got to answer this slightly careful because there is a lot of corporate confidentiality involved. The answer to both your questions is yes. Yes, there are assets listed with brokers, and, yes, those brokers are targeting very carefully qualified buyers.

Smedes Rose - KBW - Analyst

Okay. And then, Laurence, in your prepared remarks you mentioned group rates were actually up for 2010 by about 5%. I was just wondering — you might have said this, but what percent now of your group business for next year is already booked of maybe where you would be in a more normal time?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I am not sure I know what normal times are any more, and, Smedes, we haven’t set the 2010 budgets, but the same booking patterns as 2007 are occurring now, just less demand, but it is following the same type of pattern. What we haven’t done is set the allocation in group rooms yet. That we will be doing in the coming one to two months, I suspect.

Smedes Rose - KBW - Analyst

Okay. Thank you.

Operator

Our next question comes from the line of Bill Crow with Strategic Hotels. Please proceed.

Bill Crow - Raymond James - Analyst

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Hey, guys, Bill Crow here. I think she called my name.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

Yes, she did, Bill.

Bill Crow - Raymond James - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

And also announced you worked for Strategic Hotels.

Bill Crow - Raymond James - Analyst

News to both of us, I think. A couple of questions here. On the asset sales any increase or change in activity level over the last 30 or 60 days? Seems like the debt market is starting to thaw out a little bit and just wondering if there is any change there?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Bill, there has been a significant increase in the volume of inquiries we have been getting, and to let me divide that into two — to answer a question you perhaps didn’t ask. We are obviously seeing the distressed buyers coming in here looking for the 20 IRR yields, et cetera, who are debt driven, and they’re one type of buyer. What we have seen is an increase of unusual buyers — private buyers, families, foreign buyers — and foreign buyers not from all over the world coming at us, very serious, very well qualified, and very professional, so it all adds up to that. My optimism that things are moving on all — on many levels because this is exactly what happened in the early 90s and exactly what happened in 2000 — in the 2000s. This type of activity where you have the distressed buyers on the one hand and then the people that want to buy long-term assets, unique assets, for different motivations and short-term IRR.

Bill Crow - Raymond James - Analyst

Okay. That’s helpful. Laurence, given swine flu and everything else with the economy, can you imagine an upcoming quarter over the next eighteen months where RevPAR would be down more than what we saw in the second quarter?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Bill, if you asked me this question this time last year I would have got it 1,000% wrong. The answer is yes, I can paint a scenario, but you know that Iran will start throwing nuclear bombs around or start doing something daft, but I can’t see what could happen. However, the only thing I would ask all of the bankers on the phone — if your bank is going to fail, if we get a whole series of bank failures, we’re back to square one, so you tell me.

Bill Crow - Raymond James - Analyst

Fair enough. Jim, I think you said that all of your assets are now covering their debt service, your positive cash flow on each of the assets? If you were to mark-to-market the interest rates, what percentage do you think would fall behind their debt service coverage?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Let me start with your first one. I think that other than the InterContinental Prague we’re not making any material other than seasonal contributions to properties. That remains to be seen. We have at least one circumstance where we’re on the margin.

To answer your second question, I haven’t run those numbers. Coverages right now are very, very strong for the most part at the property level, and interest rates are just unbelievably low with LIBOR where it is today. I don’t have an answer for your second question. I think that we have looked at a financing gap analysis, but the good thing is — the good news is that we really don’t have to really concern ourselves with that until our first on balance maturity which isn’t until August of 2011, so —

Bill Crow - Raymond James - Analyst

Which?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

The first, the Westin St. Francis is our first maturity August of 2011.

Bill Crow - Raymond James - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

I think that’s a long time from now. We certainly are — as probably the rest of the market are — hoping that we get improvements not only in liquidity and availability but as well in operating results.

Bill Crow - Raymond James - Analyst

Can you remind me when the CMBS loan on the del matures?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

Yes. The del Coronado loan matures in January of 2011.

Bill Crow - Raymond James - Analyst

Okay. That’s coming up.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

That’s right.

Bill Crow - Raymond James - Analyst

Relatively quickly, at least in today’s terms?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

That’s correct. That will be a challenging one. I think that there is — again you need to differentiate these situations in the marketplace. With our assets generally speaking we think that there is value support. There is other circumstances that I have read about with some other companies that the value just doesn’t at all support the outstanding loan, and in particular in the case of the Hotel del Coronado, we also have great partners with KSL and KKR.

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Bill Crow - Raymond James - Analyst

Thanks, guys, that’s all for me.

Operator

(Operator Instructions) Our next question will come from the line of Steven Grisanti with Arcadia. You may proceed.

Steven Grisanti - Arcadia - Analyst

Hi, guys, thanks for taking my call. A couple of quick mechanical questions for Jim. Of the $69 million of cash on the balance sheet, what is — what portion of that is at the hold co-, so it is not trapped at the operating companies?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

That $69 million is generally at the properties.

Steven Grisanti - Arcadia - Analyst

Okay.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

It is comprised of money in the drawers to one month of salaries and payroll for each property, things like that.

Steven Grisanti - Arcadia - Analyst

And so I guess I am operating under the assumption the interest rate swaps you entered into are at I think this is correct — are all at the holding company or at least they’re not individually structured at the individual operating companies. And the reason I asked the question is I am trying to get a sense where the cash is coming from to service the incremental debt services associated with those interest rate swap agreements. And do you have a figure that you could give me in terms of cash you received from the operating companies during the quarter that was given up to the holding company as a means to service those interest rate swaps?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

Just to be clear, all the cash at our properties flows up to the holding company. There is — in certain cases there is a lock box which traps interest and the excess is available to us to pull, but all the cash from the properties just goes up to the holding company which services the corporate debt which is our line of credit, our convertible debt and interest rate swaps.

Steven Grisanti - Arcadia - Analyst

So that was the — I am looking at the operating cash flow line for this quarter. So you received $13 million in the quarter from the operating company?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

The number would be much larger. I don’t have the cash flow statement in front of me, but it would be much larger and it would service the debt and the excess would come out.

Steven Grisanti - Arcadia - Analyst

And, I am correct in assuming the interest rate swaps are all at the holding company aside from — ?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

That’s correct.

Steven Grisanti - Arcadia - Analyst

And what were the three main ratios for your letter of credit — or your credit facility at the quarter end? I believe the covenants are 80% total leverage, 1.15 fixed charge and 1.3 times the availability. I might have missed this earlier on the call.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

We don’t disclose the total leverage number. It is based on an appraisal that was done annually and the last appraisal was in March or so of this year. Our fixed charge coverage was 1.38 times and what was the other one we were looking for?

Steven Grisanti - Arcadia - Analyst

The total leverage, I believe 80%?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

We don’t disclose the total leverage number.

Steven Grisanti - Arcadia - Analyst

Okay. With respect to the interest rate swaps, did those have any impact on the leverage ratios — the leverage or the fixed charge coverage ratios?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

They do, and you would see in the financial statements the GAAP valuation of those interest rate swaps that would go into our leverage as liabilities.

Steven Grisanti - Arcadia - Analyst

But that moves around with market rates, the actual cash flow you have to pay on a quarterly basis is something like $19 million or $18 million —? That goes into the fixed charge. Okay so that goes into the fixed charge. Last question with regard to the Coronado JV, do you receive any regular cash disbursements in terms of your JV interest from that venture?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

We have received cash from the JV, and it is — and we are the managing partner in effect of the group, so we determine when cash is distributed. I don’t know how routinely we do that.

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Laurence Geller - Strategic Hotels and Resorts - President & CEO

We do it quarterly. We do a routine determination on a quarterly basis as a board — matter of the board led by our recommendations.

Steven Grisanti - Arcadia - Analyst

Okay. Did you receive any — did you receive any cash this quarter from that venture?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

We did not pull any cash from the venture. The venture right now has I believe $40-some-odd million dollars in it right now.

Steven Grisanti - Arcadia- - Analyst

Okay. Thanks very much. Appreciate it.

Operator

(Operator Instructions) It looks like we have a follow-up from the line of Steven Grisanti. You may proceed.

Steven Grisanti - Arcadia - Analyst

Sorry one more question. It mentioned in your quarterlies both the current one for this current quarter and for the previous quarters that you weren’t posting any collateral with regard to your interest rate swaps. Do you envision any change to that because the liability is somewhat sizable, $93 million as of June 31st, and who is your counter party on those swaps?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

No. The swaps are governed by contracts in place. There is a form contracts in place, and we’re not required to post collateral.

Steven Grisanti - Arcadia - Analyst

There is no escalator that would require to you post collateral at all no matter how out of the money or in the money they were you wouldn’t receive back.

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

That’s correct. Secondly, counterparties are generally among the bank lenders to the Company. We have a 21 bank group, so they are some of the larger bank lenders.

Steven Grisanti - Arcadia - Analyst

Great. Thanks very much.

Operator

Our next question will come from the line of Rajat Seti with Newbrook. You may proceed with your question.

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Rajia Santi - Newbrook - Analyst

Can you spend some time on the timing of these asset sales? What I am trying to figure out is what has changed since the Q1 call when you guys said you were in discussions to sell some of these assets?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

I don’t think we can be more definitive about — the timing of the markets are very difficult to navigate right now. We’ll announce something when we have something to announce.

Rajia Santi - Newbrook - Analyst

Can you guys talk a little about the what you guys are seeing in terms of prices now because I know last time you guys said the bid and the ask were way off. I am just curious what has changed besides just the rate of inquiries in July?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

We’re going down some discreet processes. This is not a general market — I don’t think there is a general market commentary that would relate to our specific discussions.

I don’t — just to clarify I don’t think we said the bid and ask were wide previously. We just continue to move down the process of looking at some selected asset sales to increase our contingency here in the Company and again we’ll have more to discuss on that, I am sure, in future quarters.

Rajia Santi - Newbrook - Analyst

Got it. I think I asked you on the previous call how much equity do you think is in some of these properties? Doesn’t look like the market is giving you any credit right now for the equity in these properties?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

I don’t think that — again as a management team we certainly feel there is value in our properties, and I don’t think that we’re in a position to quantify that specifically for you.

Rajia Santi - Newbrook - Analyst

One last question. What is the objective of the stake that the Vector group took in you guys recently?

Jim Mead - Strategic Hotels and Resorts - EVP & CFO

Say that one more time.

Rajia Santi - Newbrook - Analyst

What is the objective of the stakes taken by the Vector group? They took a 7% stake in the Company.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

I hope they see good value in the Company.

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Rajia Santi - Newbrook - Analyst

Is it beyond just being passive?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

They have filed a 13D which I think describes their activities.

Rajia Santi - Newbrook - Analyst

I guess what I am curious about is — have they had discussions with you about something else beyond just — .

Laurence Geller - Strategic Hotels and Resorts - President & CEO

We routinely don’t comment on discussions we have between our investors and management .

Operator

(Operator Instructions) We have a question from the line of [Carl Florenoi]. You may proceed with your question.

Carl Florenoi Private Investor

Two questions. One is since the election, the Washington, DC property, have you maintained that high price room. And the other question is, do shareholders have an opportunity to get a plastic card or something so we can go to the hotel and check in and get a preferred rate?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Let me — I didn’t really catch your first part. Let me answer the second part. No, we don’t do that because the brands operated — if you are own one of the brands frequent traveler programs or on their rewards programs, they perhaps have those cards for the shareholders. We don’t have control over that type of operation.

I am so sorry, could you repeat the first part of your question?

Carl Florenoi Private Investor

Your Washington, DC property was so successful during the inauguration. Has it held up since then?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

It has held up tremendously. Its market share is growing in the market. It is a superb reflection of market repositioning, and it is meeting our financial objectives.

Carl Florenoi Private Investor

Just one more question here. Think what it was. Oh — The brand Four Seasons on here, I saw a presentation on Microsoft’s TV show, and they talk about being an operator rather than being an owner. I guess we’re the owner of the Four Seasons, and not the operator?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Correct, sir.

Carl Florenoi Private Investor

And each one, they took the position of how value it was being an operator versus an owner. How do we benefit being an owner?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

We benefit from having what we deem some of the finest brands in the world on our assets, and we work collaboratively with the management companies to maximize the value for the property. And frankly, it is a win-win situation. They provide the brand and intellectual capacity, and we provide ownership and intellectual capacity. It works terribly well.

Carl Florenoi Private Investor

Do we operate any hotels?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No sir. We asset manage them.

Carl Florenoi Private Investor

We’re the manager of the hotels?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

No. We are simply managing the manager’s activity.

Carl Florenoi Private Investor

Thank you.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

If you would like to chat about this separately, if you would call me, I will chat and give you our business methodology rather than keep everybody on the call.

Carl Florenoi Private Investor

Thank you.

Operator

Ladies and gentlemen, this will conclude our Q&A session for today. I would like to hand the conference back over to Laurence Geller for closing remarks.

Laurence Geller - Strategic Hotels and Resorts - President & CEO

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Aug. 06. 2009 / 10:00AM ET, BEE - Q2 2009 Strategic Hotels and Resorts Earnings Conference Call

Thanks very much, and thank everybody for the questions. Very thoughtful. This downturn has been and still remains challenging. However, as we saw the first seeds of decline and acted on it in August 2007 we now feel that the seeds of recovery seem to be growing, and we have well grounded reasons for optimism in general and for our Company in particular.

We’ve got irreplaceable locations, assets in great physical condition, well-positioned to compete, systemic changes to the operations that will have significant positive upside to the profitability and unusually benign supply in our specific markets. We know he we’ve got much work to do in every aspect of our business, but are increasingly confident of our experience in season management team’s ability to meet the challenges ahead and execute our plans in a continued thoughtful and disciplined manner.

So thank you for your time today and your support. We look forward to speaking to you next quarter when I hope our optimism of today will be mirrored in improving results for our economy, our industry, and our Company. Thank you.

Operator

Thank you for attending today’s conference. There concludes the presentation. You may now disconnect and have a great day.